Exhibit 99.1

News Release CH2M Denver, U.S. 9191 S. Jamaica St. Englewood, CO 80112 www.ch2m.com

Lorrie Paul Crum

CH2M Corporate Communications

lorrie.crum@ch2m.com

Land      +1 720 286 0255

Mobile   +1 303 525 2916

CH2M Reports Results for the Second Quarter of 2016

•      Second-quarter revenue falls to $1.25 billion on depressed oil and gas market

•      Charges on two fixed-price projects drive $62 million net loss; ($2.53) per diluted share

•      Base business holds steady with flat revenue year-to-date compared with a year ago

•      Backlog rises 22 percent to $9.34 billion versus a year ago

DENVER, Colo.: Aug. 1, 2016—CH2M today reported results for the second quarter ended June 24, 2016 as revenue fell six percent to $1.25 billion, versus $1.32 billion a year ago. The decline reflects the negative effect of prolonged weakness in the oil and gas market, which significantly constrained the energy business, as well as environmental permitting work for oil and gas clients and, to a lesser extent, the water and transportation businesses, particularly in oil-dependent geographies. These declines more than offset organic growth from a multi-year environmental project commenced late in 2015. The firm recorded a second-quarter net loss of $62 million, or ($2.53) per diluted share, reflecting charges for two fixed-price engineer-procure-construct (EPC) projects. This compares with $16 million, or $0.59 per diluted share, earned a year ago.

In line with its Form 8-K filing dated June 6, 2016, the firm recorded a charge of $95 million for its share of estimated cost increases on a joint-venture, fixed-priced EPC power plant project that is part of a liquefied natural gas (LNG) facility in Australia. The cost increases are a result of client delays, other client driven factors, and related lower-than-expected construction labor productivity.  This is the only remaining project in the fixed-price power EPC business that CH2M announced it was exiting in the third quarter of 2014.

CH2M also recorded a $60 million charge for higher cost estimates on a fixed-price design build transportation project in the southwestern U.S. as a result of client-caused delays, including limited daytime access to portions of the site, in addition to severe weather due to record rainfall and production shortfalls resulting from differing site conditions and engineering rework. These factors caused estimated costs to increase for subcontractor labor and expenses, construction material quantities and delivery acceleration.

Neither of the charges for these two fixed-price projects include any recoveries from significant outstanding change orders and claims, which CH2M is pursuing aggressively.

“When we took steps to eliminate the most risk-prone pursuits from our portfolio, we promised to finish those projects we’d already started,” said CH2M Chairman and CEO Jacque Hinman.  “That left us with these two fixed-price projects, and unfortunately both required charges that eroded profitability this quarter.  We’re using every lever we have to contain costs and recover time and cost claims to which we’re entitled and get these legacy projects behind us.”

Hinman continued, “Our client-centric growth strategy is moving us to a higher-value portfolio, and we’re building solid backlog. As our commercial and industrial clients shift their priorities in certain markets and geographies around the world, we’re adjusting our resources and operations accordingly.  These improvements should only strengthen our service to clients.”

CH2M secured a number of wins in the quarter, which boosted gross backlog to $9.34 billion, up 22 percent from $7.63 billion a year ago.  Among them were new and renewed contracts for nuclear decommissioning, port improvements, airport expansions, surface transportation, water and industrial facility management services.

The firm used $118 million in cash from operations for the six-months ended June 2016, compared with $33 million generated for the same period of last year, primarily as a result of lower earnings.

Business segments and operating results

In the first quarter of this year, CH2M simplified its business from five to four ongoing segments:

1.              Environment and Nuclear;

2.              Water;

3.              Transportation; and

4.              Energy and Industrial.

To provide consistent comparison with the current year, the firm revised prior-year results for these four segments, and will continue to report results separately for the Power EPC unit being exited.

The Environment and Nuclear segment increased revenue by 37 percent to $543 million in the quarter, earning $22 million in operating income. Despite organic growth from a large, multi-year nuclear consulting project, operating income declined nine percent, primarily reflecting reduced oil and gas environmental activity in Canada and related cancelled environmental contracts.

Revenue in the Water segment fell 16 percent to $302 million in the second quarter, as a result of a decline in activity on two large projects in the U.S., a program management project in the Middle East, decreases in revenue due to economic conditions in Puerto Rico and reduced activity on projects related to the oil and gas industry. As a result, the business realized $20 million in operating income during the quarter, down 30 percent from last year.

Transportation segment revenue declined six percent to $225 million during the quarter, reflecting decreased revenue on the fixed-price design-build project in the southwestern U.S. discussed above. As a result of increased estimated costs to complete the project, the business recorded an operating loss of $60 million, compared to an operating loss of $31 million in the second quarter of 2015.

The Energy and Industrial segment recorded $221 million in second-quarter revenue, down 24 percent, while operating income declined to $4 million, reflecting the effects of depressed volumes, client pricing concessions and production suspensions in the oil and gas industry.

In the Power EPC business the firm is exiting, CH2M recorded an operating loss of $192 million for the consolidated joint venture caused by increased costs to complete the above-referenced fixed-price EPC project in Australia.  CH2M’s share of the project loss was $95 million.

Outlook

For the full-year 2016 outlook, CH2M currently expects flat revenue and lower earnings compared with the prior year’s results.

Selected financial data providing comparative second-quarter and year-to-date results follow.

Consolidated Statements of Operations

CH2M and subsidiaries, unaudited

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 24,	June 26,	June 24,	June 26,
	2016	2015	2016	2015
Gross revenue	$1,250,283	$1,324,048	$2,593,691	$2,588,034
Equity in earnings of joint ventures and affiliated companies	8,717	10,668	17,770	22,018
Operating expenses:
Direct cost of services	(1,227,770)	(1,077,982)	(2,308,090)	(2,080,431)
Selling, general and administrative	(236,350)	(227,351)	(467,625)	(459,373)
Operating (loss) income	(205,120)	29,383	(164,254)	70,248
Other income (expense):
Interest income	110	61	170	102
Interest expense	(2,879)	(4,484)	(6,146)	(8,380)
(Loss) income before provision for income taxes	(207,889)	24,960	(170,230)	61,970
Provision for income taxes	53,699	(9,326)	39,764	(18,831)
Net (loss) income	(154,190)	15,634	(130,466)	43,139
Less: loss (income) attributable to noncontrolling interests	92,148	644	93,003	(3,363)
Net (loss) income attributable to CH2M	$(62,042)	$16,278	$(37,463)	$39,776
Net (loss) income attributable to CH2M per common share:
Basic	$(2.53)	$0.59	$(1.67)	$1.45
Diluted	$(2.53)	$0.59	$(1.67)	$1.45
Weighted average number of common shares:
Basic	25,993,448	27,340,328	26,064,581	27,351,912
Diluted	25,993,448	27,364,202	26,064,581	27,382,949

Business Segment Financial Review

CH2M and subsidiaries, unaudited

(Dollars in thousands)

	Three Months Ended June 24, 2016		Three Months Ended June 26, 2015
	Gross	Operating	Gross	Operating
($ in thousands)	Revenue	Income (Loss)	Revenue	Income (Loss)
Energy and Industrial	$221,376	$4,325	$292,827	$11,699
Environment and Nuclear	542,615	21,589	396,241	23,622
Transportation	224,907	(59,585)	240,205	(30,962)
Water	302,067	20,142	359,279	28,816
Power EPC	(40,682)	(191,591)	35,496	(3,792)
Total	$1,250,283	$(205,120)	$1,324,048	$29,383

	Six Months Ended June 24, 2016		Six Months Ended June 26, 2015
	Gross	Operating	Gross	Operating
($ in thousands)	Revenue	Income (Loss)	Revenue	Income (Loss)
Energy and Industrial	$462,017	$4,786	$591,880	$20,410
Environment and Nuclear	1,045,980	39,786	755,201	40,903
Transportation	470,670	(56,470)	475,605	(37,079)
Water	599,308	39,915	694,221	48,912
Power EPC	15,716	(192,271)	71,127	(2,898)
Total	$2,593,691	$(164,254)	$2,588,034	$70,248

Selected Balance Sheet Items

CH2M and subsidiaries, unaudited

(Dollars in thousands)

	June 24,	December 25,
	2016	2015
Cash and cash equivalents	$157,383	$197,021
Total current assets	1,589,184	1,671,191
Total assets	2,895,026	2,861,299
Total short-term debt	2,221	2,069
Total current liabilities	1,438,549	1,476,325
Long-term debt	392,804	299,593
Stockholders’ equity	352,771	377,331

Selected Statement of Cash Flow Items

CH2M and subsidiaries, unaudited

(Dollars in thousands)

	Six Months Ended
	June 24,	June 26,
	2016	2015
Net (loss) income	$(130,466)	$43,139
Net cash (used in) provided by operating activities	(117,554)	32,631
Net cash (used in) provided by investing activities	(88,151)	3,241
Net cash provided by financing activities	165,048	27,828
Effect of exchange rate changes to cash	1,019	(3,941)
(Decrease) increase in cash and cash equivalents	(39,638)	59,759
Cash and cash equivalents, beginning of period	197,021	131,477
Cash and cash equivalents, end of period	$157,383	$191,236

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement our consolidated financial statements, which are presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of net (loss) income attributable to CH2M and net (loss) income per diluted common share attributable to CH2M adjusted to exclude or deduct certain costs, charges or expenses. CH2M management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. CH2M management also believes that these non-GAAP financial measures enhance the ability of investors to analyze CH2M’s business trends and to understand CH2M’s performance. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended June 24, 2016
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Revenue	$1,250	$41	$1,291
Net (loss) income attributable to CH2M	$(62)	$66	$4
Net (loss) income per diluted common share	$(2.53)	$2.53	$0.00

(A)                               Adjustments relate to 1) revenue from our Power business of ($41 million), and 2) after-tax loss from our Power business of $66 million (or $2.53 per diluted share).

	Three Months Ended June 26, 2015
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Revenue	$1,324	$(35)	$1,289
Net income attributable to CH2M	$16	$6	$22
Net income per diluted common share	$0.59	$0.26	$0.85

(A)                               Adjustments relate to 1) revenue from our Power business of $35 million, and 2) costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after-tax restructuring charges of $6 million (or $0.26 per diluted share).

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure (con’t)

	Six Months Ended June 24, 2016
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Revenue	$2,594	$(16)	$2,578
Net (loss) income attributable to CH2M	$(37)	$64	$27
Net (loss) income per diluted common share	$(1.67)	$2.37	$0.70

(A)                               Adjustments relate to 1) revenue from our Power business of $16 million, and 2) after-tax loss from our Power business of $64 million (or $2.37 per diluted share).

	Six Months Ended June 26, 2015
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Revenue	$2,588	$(71)	$2,517
Net income attributable to CH2M	$40	$13	$53
Net income per diluted common share	$1.45	$0.48	$1.93

(A)                               Adjustments relate to 1) revenue from our Power business of $71 million, and 2) costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after-tax restructuring charges of $12 million (or $0.44 per diluted share); and after-tax losses from our Power business of $1 million (or $0.04 per diluted share).

Conference Call

As previously announced on the company’s investor website, CH2M will host the Second Quarter 2016 Stockholder Call today,  August 1, 2016, from 1:30 p.m. until 2:30 p.m. U.S. Mountain Daylight Time, providing an update on firm performance and the stock program.  Details can be found at ir.ch2m.com.

About CH2M

CH2M leads the professional services industry delivering sustainable solutions benefiting societal, environmental and economic outcomes with the development of infrastructure and industry. In this way, CH2Mers make a positive difference providing consulting, design, engineering and management services for clients in water; environment and nuclear; transportation; energy and industrial markets, from iconic infrastructure to global programs like the Olympic Games. Ranked among the World’s Most Ethical Companies and top firms in environmental consulting and program management, CH2M in 2016 became the first professional services firm honored with the World Environment Center Gold Medal Award for efforts advancing sustainable development. Connect with CH2M at www.ch2m.com; LinkedIn; Twitter; and Facebook.

Cautionary Statement

This report contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, including information related to our anticipated future operational and financial results, business strategies, client market segment concerns, capital structure plans, and growth opportunities. Although CH2M’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of economic, business, regulatory, technical, legal, and other unforeseen risks which may cause actual results to differ materially from those stated or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, among others, our ability to manage the costs associated with our fixed-price contracts, our ability to maintain the liquidity necessary for our operations, difficulties or delays incurred in the execution of our contracts and changes in the level of activity in the hydrocarbon industry.

This communication should be read in conjunction with all the other information included in our most current Prospectus and European Prospectus, which are filed with the U.S. Securities and Exchange Commission (SEC) and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. You should also read our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which include a more comprehensive list of factors that could cause actual operational and financial results to differ from those expected. All documents required to be filed with the SEC and other regulators are available via the investor relations website at ir.ch2m.com and on the SEC’s website at www.sec.gov.

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